Supreme Court of Appeal rules against SASSA and CPS regarding 2014 implementation cost recovery

Johannesburg, September 30, 2019 - Net1 UEPS Technologies, Inc. ("Net1" or the "Company") (NasdaqGS: UEPS; JSE: NT1) today announced that the Supreme Court of Appeal of South Africa ("SCA") has dismissed the Cash Paymaster Services (Pty) Ltd ("CPS") application. CPS petitioned the SCA to grant it leave to appeal the March 2018 High Court order, which set aside the agreement between CPS and SASSA and the subsequent payment of ZAR 317 million (R277 million excluding VAT), and ordered CPS to refund the amount with interest from June 2014 to date of payment.

As previously disclosed by the Company in June 2014, CPS received approximately ZAR 277 million from SASSA related to the recovery of additional implementation costs it incurred during the beneficiary bulk re-registration process in fiscal 2012 and 2013. After the award of the tender in January 2012, SASSA requested CPS to biometrically register all social grant beneficiaries (including child grant beneficiaries) and collect additional information for each child grant recipient, materially higher than what was originally cited in the Request For Proposal. CPS agreed to SASSA's request, and as a result CPS performed approximately 11 million additional registrations beyond those that it tendered to register for as part of the quoted service fee. Accordingly, CPS claimed a cost recovery from SASSA, supported by a factual findings certificate from an independent auditing firm. SASSA agreed to pay CPS the ZAR 277 million as full settlement of the additional costs incurred by CPS.

"We are disappointed with the SCA judgment and will study the judgment to determine our next course of action," said Herman Kotzé, CEO of Net1. "We reiterate our view that the additional registrations we performed based on SASSA's specific request, resulted in the identification and removal of a significant number of ghost beneficiaries and duplicate grants, and had the direct result of saving the South African government more than ZAR 2 billion per year. The cost incurred for the additional registrations was recovered without any profit component. CPS performed the work requested by SASSA on a bona-fide basis, and it is unfortunate that it once again finds itself being prejudiced by apparent shortcomings in SASSA's procurement processes," he concluded.

This ruling is expected to temporarily delay the filing of the Company's Form 10-K for the year ended June 30, 2019, which was originally scheduled to be filed today, as the Company has to assess the potential impact, if any, of this ruling on the Company's financial statements.

About Net1 (www.net1.com)

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance and through DNI is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:

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